Exhibit 10.14

$250,000,000

CREDIT AGREEMENT

dated as of August 1, 2007,

among

STALLION OILFIELD SERVICES LTD.,

as Borrower,

STALLION OILFIELD HOLDINGS, LTD.,

STALLION INTERESTS, LLC

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arranger and Joint Bookmanager

and

UBS SECURITIES LLC,

as Joint Lead Arranger, Joint Bookmanager and Syndication Agent

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071

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-ii-

-iii-

-iv-

ANNEXES
Annex A	Commitments

SCHEDULES

Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Seller Subordinated Notes
Schedule 3.07	Equity Interests and Subsidiaries
Schedule 3.09	Material Agreements
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.21	Phase II Acquisition Documents
Schedule 4.01(g)	Local Counsel

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Lender Addendum
Exhibit G	Form of Note
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Non-Bank Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of August 1, 2007, among STALLION OILFIELD SERVICES LTD., a Texas limited partnership (“Borrower”), STALLION OILFIELD HOLDINGS, LTD., a Texas limited partnership (“Oilfield Holdings”), STALLION INTERESTS, LLC, a Texas limited liability company (“Stallion Interests”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, CREDIT SUISSE SECURITIES (USA) LLC and UBS SECURITIES LLC, as joint lead arrangers and joint bookmanagers (in such capacity, “Arrangers”), UBS SECURITIES LLC, as syndication agent (in such capacity, “Syndication Agent”), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of term loans on the Closing Date, in an aggregate principal amount not in excess of $250.0 million.

WHEREAS, Holdings and all of the Subsidiary Guarantors have agreed to guarantee the Guaranteed Obligations hereunder and under the other Loan Documents.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Closing Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to Borrower or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than Borrower or a Restricted Subsidiary, existing at the time such Person is merged with or into Borrower or a Restricted Subsidiary, or Indebtedness expressly assumed by Borrower or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Section 6.04, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.04(a).

“Agents” shall mean the Arrangers, the Administrative Agent and the Syndication Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Annual Monitoring Fee” shall mean the annual monitoring fees payable by Oilfield Holdings to Carlyle/Riverstone Energy Partners II, L.P. or its Affiliates pursuant to Section 7.9 of the Oilfield Holdings Partnership Agreement in effect as of December 5, 2006 in the aggregate amount of 1.0% of Consolidated EBITDA (as defined in the Senior Secured Credit Agreement as in effect on the date hereof) for the Four-Quarter Period ending on December 31 of each year, payable annually in arrears on or prior to April 30 of each following year.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean, for any day, (i) with respect to ABR Loans, 3.50% and (ii) with respect to Eurodollar Loans, 4.50%; provided that (A) from and after the nine month anniversary of the Closing Date until the fifteen month anniversary of the Closing Date, the Applicable Margin shall be (1) with respect to ABR Loans, 4.25% and (2) with respect to Eurodollar Loans, 5.25%, (B) from and after the fifteen month anniversary of the Closing Date until the eighteen month anniversary of the Closing Date, the Applicable Margin shall be (1) with respect to ABR Loans, 5.00% and (2) with respect to Eurodollar Loans, 6.00%, and (C) from and after the eighteen month anniversary of the Closing Date through the Maturity Date, the Applicable Margin shall be (1) with respect to ABR Loans, 5.50% and (2) with respect to Eurodollar Loans, 6.50%.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Acquisition” shall mean

(a) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged or consolidated with or into the Borrower or any Restricted Subsidiary of the Borrower, or

(b) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary of the Borrower) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by Borrower or any Restricted Subsidiary to any Person other than Borrower or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or merger or consolidation or an issuance of Equity Interests by a Restricted Subsidiary) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash, Cash Equivalents or Hedging Obligations;

(b) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.06 or Section 6.13;

(c) Permitted Investments and Restricted Payments permitted under Section 6.02;

(d) the creation of or realization on any Lien permitted under this Agreement and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(e) transfers of damaged, worn-out or obsolete equipment or assets that, in Borrower’s reasonable judgment, are no longer used or useful in the business of Borrower or its Restricted Subsidiaries;

(f) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of Borrower and its Restricted Subsidiaries, considered as a whole;

(g) issuance of Preferred Stock by a Guarantor permitted by the covenant described under Section 6.01;

(h) the trade or exchange by Borrower or any Restricted Subsidiary of any asset for any other asset or assets; provided, that the Fair Market Value of the asset or assets received by Borrower or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of Borrower or of such Restricted Subsidiary with responsibility for such transaction) of the asset or assets disposed of by Borrower or any Restricted Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents shall be deemed proceeds of an “Asset Sale,” subject to the following clause (i); and

(i) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $3.0 million per occurrence or $10.0 million in any fiscal year.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person:

(a) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(b) demand and time deposits and certificates of deposit of any Lender under this Agreement or any lender under the Senior Secured Credit Agreement or any commercial bank having (or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having) capital and surplus aggregating in excess of $300.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) maturing within 360 days of the date of acquisition;

(c) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above;

(e) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(f) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (e) above; and

(g) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Restricted Subsidiaries valued in excess of $250,000. “Casualty Event” shall include but not be limited to any taking of all or any part of any Material Real Property (as defined in the Senior Secured Credit Agreement) of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Material Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

A “Change of Control” means the occurrence of any of the following events:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of (i) the Equity Interests of the Borrower or (ii) all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Oilfield Holdings GP representing 50% or more of the voting power of the total outstanding Voting Stock of Oilfield Holdings GP (or, following the conversion of the Borrower or Oilfield Holdings into another form as described below, 50% or more of the total outstanding Voting Stock of the successor entity);

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Oilfield Holdings GP (together with any new directors whose election to such Board of Directors of Oilfield Holdings GP or whose nomination for election by the interest holders of Oilfield Holdings GP was approved by a vote of 66 2/3% of the directors of Oilfield Holdings GP then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Oilfield Holdings GP (or, following the conversion of the Borrower or Oilfield Holdings into corporate form, substituting the Board of Directors of such corporation for the Board of Directors of Oilfield Holdings GP for purposes of this clause (c)); and

(d) the adoption by the General Partner or the Borrower’s interest holders of a Plan of Liquidation with respect to the Borrower (or any successor following a conversion of the Borrower as described below).

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

Notwithstanding the preceding, a conversion (whether by merger, asset transfer, statutory conversion or otherwise) of either Oilfield Holdings or the Borrower from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as defined in clause (b) above) who beneficially owned the Equity Interests of Oilfield Holdings GP or the Borrower, as the case may be, immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person,” excluding any Permitted Holder, beneficially owns more than 50% of the Voting Stock of such entity.

“Change of Control Offer” shall have the meaning assigned to such term in Section 6.06(a).

“Change of Control Payment Date” shall have the meaning assigned to such term in Section 6.06(a)(ii).

“Change of Control Purchase Price” shall have the meaning assigned to such term in Section 6.06(a).

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean August 1, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or on Annex A hereto or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by such Lender pursuant to Section 10.04. The initial aggregate amount of the Lenders’ Commitments on the Closing Date is $250.0 million.

“Companies” shall mean (i) prior to the Restructuring, Stallion Interests, Oilfield Holdings and their respective Restricted Subsidiaries and (ii) after the Restructuring, Stallion Interests, Stallion Oilfield Services, Inc. and their respective Restricted Subsidiaries; and “Company” shall mean any one of them.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of July 2007.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(a) Consolidated Net Income, plus

(b) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(i) Consolidated Income Tax Expense,

(ii) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(iii) Consolidated Depreciation Expense,

(iv) Consolidated Interest Expense,

(v) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(vi) payments made to or on behalf of Oilfield Holdings to pay annual fees to Carlyle/Riverstone Energy Partners II, L.P. or its affiliates not to exceed those required by the Oilfield Holdings Partnership Agreement as in effect on the Closing Date;

in each case determined on a consolidated basis in accordance with GAAP, minus

(c) the aggregate amount of all non-cash items, determined on a consolidated basis (excluding revenue accrued in the ordinary course of business and the reversal of a reserve to the extent the creation or increase of such reserve was excluded from the adjustment in clause (v) above), to the extent such items increased Consolidated Net Income for such period.

Consolidated Cash Flow shall be calculated on a Pro Forma Basis.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period shall mean the provision for taxes based on income or profits (for any period in which the Borrower is a partnership and without duplication) or the Tax Amount of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, less unrestricted cash on the balance sheet in excess of $5,000,000.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the Four-Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” shall mean, for any period, the sum, without duplication, of the total interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (but excluding amortization of debt issuance costs) and including, without duplication,

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness,

(b) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(c) the net costs associated with Hedging Obligations related to interest rates,

(d) the interest portion of any deferred payment obligations,

(e) all other non-cash interest expense,

(f) capitalized interest,

(g) all dividend or distribution payments on any series of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends or distributions on Equity Interests payable solely in Qualified Equity Interests of the Borrower or to the Borrower or a Restricted Subsidiary of the Borrower),

(h) all interest payable with respect to discontinued operations,

(i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, and

(j) all interest on any Indebtedness described in clause (g) or (h) of the definition of Indebtedness.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries (excluding the net income (or loss) of any Unrestricted Subsidiary) for such period determined on a consolidated basis in accordance with GAAP, less (for any period the Borrower is a partnership and without duplication) the Tax Amount of the Borrower for such period; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Borrower and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any of its Restricted Subsidiaries during such period;

(b) except to the extent includible in the Consolidated Net Income of the Borrower pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that (i) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or (ii) the assets of such Person are acquired by the Borrower or any Restricted Subsidiary;

(c) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(d) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Borrower by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(e) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes (and, without duplication, any related Permitted Tax Distributions) with respect to any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon (i) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any Restricted Subsidiary or (ii) any Asset Sale by the Borrower or any Restricted Subsidiary;

(f) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(g) unrealized gains and losses with respect to Hedging Obligations for such period;

(h) the cumulative effect of any change in accounting principles;

(i) earnings resulting from any reappraisal, revaluation, or write-up of assets; and

(j) other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes (and, without duplication, any related Permitted Tax Distributions) with respect to any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Borrower or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 6.02(a)(iii)(D) or decreased the amount of Investments outstanding pursuant to clauses (p) or (q) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely, in the reasonable judgment of the Chief Financial Officer of the Borrower, to recur within the two years following such date; provided, that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Tangible Assets” shall mean, with respect to any Person as of any date, the amount which, measured as of the most recent date for which internal financial statements are available, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption)

on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, Intellectual Property, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Coverage Ratio Exception” shall have the meaning assigned to such term in Section 6.01(a).

“Credit Extension” shall mean the making of a Loan by a Lender.

“Credit Facilities” shall mean one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Debt Issuance” shall mean the incurrence by Holdings, the Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than indebtedness permitted under Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Designation” shall have the meaning assigned to such term in Section 6.10(a).

“Designation Amount” shall have the meaning assigned to such term in Section 6.10(a)(ii).

“Disqualified Equity Interests” of any Person shall mean any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon final maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the Maturity Date shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions of Section 6.06 and Section 6.03, respectively, and such Equity Interests specifically provide that the Borrower will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Borrower’s repayment of the Loans and purchase of Pari Passu Indebtedness as required pursuant to the provisions of Section 6.06 and Section 6.03, respectively.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Restricted Subsidiary” shall mean each Restricted Subsidiary of the Borrower organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Earn Out Obligation” means those contingent obligations of the Borrower incurred in favor of a seller (or other third party entitled thereto) under or with respect to any Permitted Acquisition (as such term is defined in the Senior Secured Credit Agreement as of the Closing Date).

“Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and (d) any other person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.15.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than Holdings and its Subsidiaries), any shareholders or limited partners of Oilfield Holdings as of the date hereof, and one or more investors reasonably satisfactory to the Administrative Agent and the Arrangers.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided however that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance and (y) any Excluded Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Proceeds” shall have the meaning assigned to such term in Section 6.03(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean an issuance and sale of Qualified Equity Interests of Holdings to the Equity Investors after the Closing Date the use of proceeds of which are unrelated to the Phase II Acquisitions.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Fair Market Value” shall mean, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined (unless otherwise provided in this Agreement) in good faith by (a) a Responsible Officer of the Borrower if the value is less than $15.0 million or (b) the Board of Directors of the Borrower or a duly authorized committee thereof if the value is $15.0 million or more, as evidenced by a resolution of such Board of Directors or committee.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees.

“Finance Corp.” shall mean Stallion Oilfield Finance Corp., a Texas corporation.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Borrower other than a Domestic Restricted Subsidiary.

“Four-Quarter Period” shall mean the most recent four consecutive full fiscal quarters for which financial statements are available.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“General Partner” shall mean Stallion Interests or any successor sole general partner or managing general partner of Borrower.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean (i) prior to the Restructuring, Oilfield Holdings, Stallion Interests and the Subsidiary Guarantors and (ii) after the Restructuring, Stallion Oilfield Services, Inc., Stallion Interests and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holdings” shall mean (i) prior to the Restructuring, Oilfield Holdings and Stallion Interests, collectively, and (ii) after the Restructuring, Stallion Oilfield Services, Inc. and Stallion Interests, collectively; provided that in each case of clauses (i) and (ii), for purposes of the defined term “Equity Issuance,” Holdings shall mean either of them.

“Indebtedness” of any Person at any date shall mean, without duplication:

(a) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(e) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(f) all Capital Lease Obligations and Attributable Indebtedness of such Person;

(g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Borrower or its Subsidiaries that is guaranteed by the Borrower or the Borrower’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis;

(i) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(j) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(k) all Contingent Obligations (other than Earn Out Obligations) of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such Contingent Obligations at such date and, in the case of clause (g), the lesser of (i) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (ii) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) any other date set forth in Section 2.06(d) hereof upon which interest on any Loan is required to be paid and (d) the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next suc-

ceeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” of any Person shall mean:

(a) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(b) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (b) of the definition thereof);

(c) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(d) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (d) shall be the Designation Amount determined in accordance with Section 6.10. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Borrower shall be deemed not to be Investments.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit E.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Material Real Property.

“Lender Addendum” shall mean a lender addendum in the form of Exhibit F.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum, (b) the financial institutions signing this Agreement in its capacity as a Lender and (c) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Limited Partnership Agreement” shall mean that certain Fourth Amended and Restated Agreement of Limited Partnership of Stallion Oilfield Holdings, Ltd., dated as of December 5, 2006, by and between Oilfield Holdings, Cardigan Holdings, Inc., C/R Stallion Investment Limited Partnership, L.P., D. E. Shaw Synoptic Portfolios 5, L.L.C. and the other persons named therein, as the same may be amended from time to time as permitted by this Agreement.

“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Loan Documents” shall mean this Agreement and the Notes (if any).

“Loan Parties” shall mean (i) prior to the Restructuring, Oilfield Holdings, Stallion Interests, Borrower and the Subsidiary Guarantors and (ii) after the Restructuring, Stallion Oilfield Services, Inc., Stallion Interests, Borrower and the Subsidiary Guarantors.

“Loans” shall mean the term loans made by the Lenders to Borrower on the Closing Date pursuant to Section 2.01 hereof. Each Loan shall be either an ABR Loan or a Eurodollar Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Borrower and its Restricted Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their material obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Loan Document.

“Material Real Property” shall mean (a) any owned Real Property of any Company that has a fair market value of at least $750,000 and (b) any leased Real Property of any Company which lease has obligations for rental payments of at least $500,000.

“Maturity Date” shall mean the fifth anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Available Proceeds” shall mean, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale, net of

(a) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(b) provisions for taxes or Permitted Tax Distributions paid or payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(c) amounts required to be paid to any Person (other than the Borrower or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(d) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(e) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Cash Proceeds” shall mean with respect to any Debt Issuance, any Preferred Stock Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Proceeds Deficiency” shall have the meaning assigned to such term in Section 6.03(g).

“Net Proceeds Offer” shall have the meaning assigned to such term in Section 6.03(f)(i).

“Non-Recourse Debt” shall mean Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than this Agreement, the Senior Secured Credit Agreement or the Senior Notes) of the Borrower or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement substantially in the form of Exhibit G.

“Obligations” shall mean obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Offered Price” shall have the meaning assigned to such term in Section 6.03(f)(ii).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“Oilfield Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Oilfield Holdings GP” shall mean Stallion Oilfield Holdings GP, LLC, a Texas limited liability company, and its successors and permitted assigns as general partner of Oilfield Holdings.

“Oilfield Holdings Partnership Agreement” shall mean the limited partnership agreement of Oilfield Holdings.

“Opinion of Counsel” means a written opinion from legal counsel who and which is acceptable to the Administrative Agent complying with the requirements of this Agreement.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Indebtedness” shall mean any Indebtedness of the Borrower or any Guarantor that ranks pari passu in right of payment with the Obligations.

“Pari Passu Indebtedness Price” shall have the meaning assigned to such term in Section 6.03(f)(ii).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Payment Amount” shall have the meaning assigned to such term in Section 6.03(f)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business” shall mean the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” shall mean each of C/R Stallion Investment Partnership, L.P., C/R Energy Coinvestment II, L.P., Riverstone Holdings LLC, The Carlyle Group and Craig M. Johnson and any of their respective Affiliates.

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 6.01(b).

“Permitted Investment” shall mean:

(a) Investments by the Borrower or any Restricted Subsidiary in (i) any Restricted Subsidiary or (ii) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Borrower or any Restricted Subsidiary;

(b) Investments in the Borrower by any Restricted Subsidiary;

(c) loans and advances to directors, employees and officers of the Borrower (or, so long as the Borrower is a partnership, the General Partner) and the Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) and (ii) to purchase Equity Interests of the Borrower not in excess of $2.0 million at any one time outstanding;

(d) Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary and not for the purpose of speculation;

(e) Investments in cash and Cash Equivalents;

(f) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(g) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments made by the Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.03;

(i) lease, utility and other similar deposits in the ordinary course of business;

(j) Investments made by the Borrower or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Borrower;

(k) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(l) Investments owned by any Person at the time it becomes a Restricted Subsidiary not made in contemplation of the acquisition of such Person;

(m) Investments existing on the Closing Date;

(n) repurchases of, or other Investments in, the Loans and the Senior Notes;

(o) advances, deposits and prepayments for purchases of any assets otherwise permitted to be purchased under this Agreement, including any Equity Interests;

(p) Investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary organized under non-U.S. law (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) since the Closing Date, not to exceed $25 million; and

(q) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Closing Date, not to exceed the greater of (a) $15.0 million or (b) 5.0% of the Borrower’s Consolidated Tangible Assets.

In determining whether any Investment is a Permitted Investment, the Borrower may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 6.02.

“Permitted Liens” shall mean the following types of Liens:

(a) Liens (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(b) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(c) Liens arising out of judgments or awards not resulting in a Default or an Event of Default;

(d) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(e) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(f) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(g) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary and not for the purpose of speculation;

(h) Liens existing on the Closing Date securing Indebtedness outstanding on the Closing Date (other than Indebtedness under the Credit Agreement); provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any assets other than the assets subject thereto on the Closing Date;

(i) Liens in favor of the Borrower or a Guarantor;

(j) Liens securing Indebtedness under the Credit Facilities incurred and then outstanding pursuant to Section 6.01(b)(i);

(k) Liens arising pursuant to Purchase Money Indebtedness incurred pursuant to Section 6.01(b)(vii); provided that any such Liens attach only to the assets being financed pursuant to such Purchase Money Indebtedness and do not encumber any other assets of the Borrower or any Restricted Subsidiary;

(l) Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon and replacements thereof) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary;

(m) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon and replacements thereof);

(n) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (h), (j), (k), (l) and (m); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (h), (j), (k), (l) and (m), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(o) Liens on assets of any Foreign Restricted Subsidiary to secure Indebtedness of such Foreign Restricted Subsidiary, which Indebtedness is permitted by this Agreement, and Liens on and pledges of the Equity Interests of such Foreign Restricted Subsidiary to secure such Indebtedness;

(p) Liens to secure Attributable Indebtedness and/or that are permitted to be incurred pursuant to Section 6.08; provided that any such Lien shall not extend to or cover any assets of the Borrower or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred; and

(q) other Liens with respect to Indebtedness that does not exceed $10.0 million in aggregate principal amount.

“Permitted Tax Distributions” shall mean for any calendar year or portion thereof of the Borrower during which the Borrower and Holdings are pass-through entities for Federal income tax purposes, payments and distributions which are distributed from the Borrower to Holdings for distribution to the partners of Holdings on each estimated payment date as well as each other applicable due date to enable the partners of Holdings (or if any of them are themselves a pass-through entity for Federal income tax purposes, their shareholders or partners) to make payments of Federal and state income taxes (including estimates therefor) as a result of the Borrower’s and its Subsidiaries’ operations during the current and any previous calendar year, not to exceed an amount equal to the amount of each such partner’s (or in the case of a pass-through entity, its shareholders’ or partners’) Federal and state income tax liability resulting solely from the pass-through tax treatment of such partner’s interest in Holdings and as calculated pursuant to Section 6.3(b) of the Limited Partnership Agreement. Upon request by the Administrative Agent, the Borrower shall provide to the Administrative Agent supporting documentation for the amount distributed.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase II Acquired Businesses” shall mean Bayou Tank Services, Ltd., Salty’s Manufacturing, Salty’s Well Service and Patriot Liquid Services, LP.

“Phase II Acquisition Documents” shall mean each purchase or acquisition agreement entered into between a Loan Party or an affiliate of a Loan Party and the respective seller or sellers of the Phase II Acquired Businesses or the assets of the Phase II Acquired Businesses.

“Phase II Acquisitions” shall mean the acquisition by the relevant Loan Party of all of the assets or Equity Interests of the Phase II Acquired Businesses.

“Phase II Transaction Documents” shall mean the Phase II Acquisition Documents and the Loan Documents.

“Phase II Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents; (b) the borrowing of the Loans; (c) the consummation of the Phase II Acquisitions; and (d) the payment of all fees and expenses related thereto and owing in connection with the foregoing.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Plan of Liquidation” with respect to any Person, shall mean a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Restricted Subsidiaries of any Preferred Stock after the Closing Date (other than as permitted by Section 6.01).

“Pro Forma Basis” shall mean after giving effect on a pro forma basis for the relevant period of any relevant calculation to:

(a) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness incurred in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(b) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated in good faith on a reasonable basis by a Financial Officer of the Borrower) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption of liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that the Financial Officer making the pro forma calculation described above may in his discretion include any pro forma changes to Consolidated Cash Flow, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Financial Officer to occur within one year of closing of such Asset Sale or Asset Acquisition (regardless of whether such expense or cost savings or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X or any other regulation or policy of the Securities and Exchange Commission).

If the Borrower or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Borrower or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity In-

terests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Indebtedness” means Indebtedness, including Capital Lease Obligations, of the Borrower or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of assets used in the business of the Borrower or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capital Lease Obligations) (a) the amount of such Indebtedness shall not exceed such purchase price or cost and (b) such Indebtedness shall be incurred within 12 months after such acquisition of such asset by the Borrower or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person shall mean Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (a) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (b) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redesignation” shall have the meaning assigned to such term in Section 6.10(d).

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance, in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a) the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b) the obligor of Refinancing Indebtedness does not include any Person (other than the Borrower or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(c) if the Refinanced Indebtedness was subordinated in right of payment to the Loans or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d) the Refinancing Indebtedness has a final stated maturity either (i) no earlier than the Refinanced Indebtedness being redeemed or refinanced or (ii) after the Maturity Date;

(e) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity Date has a Weighted Average Life to Maturity at the time such

Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Maturity Date; and

(f) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within 60 days of the incurrence of the Refinancing Indebtedness.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material;

or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall mean any of the following:

(a) the declaration or payment of any dividend or any other distribution on Equity Interests of the Borrower or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Borrower or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Borrower but excluding (i) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (ii) in the case of Restricted Subsidiaries, dividends or distributions payable to the Borrower or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority holders of Equity Interests of any Restricted Subsidiary who are not Affiliates other than the Borrower or a Restricted Subsidiary;

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) but excluding any such Equity Interests held by the Borrower or any Restricted Subsidiary;

(c) any Investment other than a Permitted Investment; or

(d) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Borrower or any Guarantor).

“Restricted Payments Basket” shall have the meaning assigned to such term in Section 6.02(a)(iii).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring” shall mean the restructuring referenced under the heading “Summary—The Restructuring” in the Form S-1 of Stallion Oilfield Services, Inc. filed with the U.S. Securities and Exchange Commission on April 17, 2007.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” shall mean, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secretary’s Certificate” means a certificate signed by the Secretary or an Assistant Secretary of the Borrower (or, so long as the Borrower is a partnership, the General Partner).

“Securities Act” shall mean the Securities Act of 1933.

“Seller Subordinated Notes” shall mean, collectively, (a) all the outstanding Indebtedness listed on Schedule 1.01(c) of Borrower or any of its Restricted Subsidiaries owing to the seller in any acquisition or asset purchase by the Borrower or any of its Restricted Subsidiaries and (b) any other Indebtedness of Borrower or any of its Restricted Subsidiaries owing to the seller in any Permitted Acquisition (as such term is defined in the Senior Secured Credit Agreement as of the Closing Date) so long as (x) at the time of the issuance of such Indebtedness, no Default or Event of Default then exists or would result therefrom and (y) such Indebtedness is unsecured and is subordinated to the Obligations under the Loan Documents on a basis reasonably satisfactory to Administrative Agent.

“Seller Subordinated Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Seller Subordinated Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement and on terms and conditions reasonably satisfactory to the Administrative Agent.

“Seller Subordinated Note Documents” shall mean the Seller Subordinated Notes, the Seller Subordinated Note Agreement and all other documents executed and delivered with respect to the Seller Subordinated Notes or the Seller Subordinated Note Agreement subject to the requirements of this Agreement and on terms and conditions reasonably satisfactory to the Administrative Agent.

“Senior Note Indenture” shall mean that certain indenture dated as of January 24, 2007 among certain of the Loan Parties, Finance Corp. and The Bank of New York Trust Company, N.A., as indenture trustee.

“Senior Notes” shall mean the $300.0 million senior unsecured notes issued by Borrower and Finance Corp. as of January 24, 2007.

“Senior Secured Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of June 12, 2007, among the Borrower, as borrower, Stallion Oilfield Holdings, Ltd., Stallion Interests, LLC, and the other guarantors party thereto, as guarantors, UBS Securities LLC, Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as joint lead arrangers and joint bookmanagers, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, UBS Loan Finance LLC, as swingline lender, Amegy Bank National Association, as syndication agent, Natixis, as documentation agent, and the lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as further amended or refinanced from time to time.

“Significant Subsidiary” shall mean (a) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Closing Date and (b) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 8.01(h) or (i) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

“Sponsor” shall mean Riverstone Holdings LLC.

“Stallion Holdings” shall mean Stallion Oilfield Holdings GP, LLC, a Texas limited liability company.

“Stallion Interests” shall have the meaning assigned to such term in the preamble hereto.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Restricted Subsidiary that is by its terms subordinated in right of payment to the Obligations, including without limitation the Seller Subordinated Notes.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10.

“Successor” shall have the meaning assigned to such term in Section 6.13(a)(i)(B).

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Amount” shall mean, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Borrower if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if the Borrower were a Delaware corporation shall be taken into account; provided, further, that (i) the Tax Amount for any period shall not exceed the total net amount of the relevant (estimated or final, as the case may be) tax liability that equityholders or partners of the Borrower (as the case may be) actually owe to the appropriate taxing authority at such time and (ii) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from the Borrower’s reorganization as or change in the status to a corporation for tax purposes.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxable Income” shall mean, for any period, the taxable income or loss of the Borrower for such period for U.S. federal income tax purposes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated Cash Flow for the Four-Quarter Period then most recently ended.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower (other than Finance Corp.) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in accordance with Section 6.10 and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any Person, securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant Equity Interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.10(f).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, shall mean the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to Borrower on the Closing Date in the principal amount not to exceed its Commitment; provided that such Loan shall result in aggregate proceeds to the Borrower equal to 98.0% of such Lender’s Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any

Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the Borrowing Request maintained with the Administrative Agent or, if the Borrowing shall not occur on the Closing Date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on the Closing Date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the Closing Date or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Closing Date. The Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the Closing Date, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(f) that the conditions set forth in Sections 4.01(u) and (v) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender on the Maturity Date.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent in the Fee Letter (the “Administrative Agent Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, during an Event of Default under Section 8.01(a) or 8.01(b), all overdue amounts under the Loan Documents shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of, premium, if any, or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination of Commitments. The Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent (i) in the case of conversion to, or continuation of, a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before effective date of such election or (ii) in the case of conversion to, or continuation of, an ABR Borrowing, not later than 9:00 a.m., New York City time, on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Reserved.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the outstanding principal amount of such Borrowing.

(b) Debt Issuance or Preferred Stock Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments in accordance with Section 2.10(f) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c) Equity Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrower shall make prepayments in accordance with Section 2.10(f) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d) Key-Man Life Insurance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any key-man life insurance policy received by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments in accordance with Section 2.10(f) in an aggregate amount equal to 50% of such Net Cash Proceeds.

(e) Prepayment Mechanics for Optional Prepayments. Borrower shall notify the Administrative Agent by written notice of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of such voluntary prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Optional prepayments shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, in the event the Borrower fails to specify the Type of Loans to which any such prepayment shall be applied, such prepayment shall be applied first to ABR Loans to the full extent thereof and second to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.13. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06, by any amounts owing to the Lenders to the extent required by Section 2.10(g) and by any amounts owing to the Lenders to the extent required by Section 2.13.

(f) Prepayment Mechanics for Mandatory Prepayments. In connection with any prepayments by the Borrower of the Loans pursuant to Section 2.10(b), (c) and (d) (each, a “Waivable Mandatory Prepayment”), Borrower shall notify the Administrative Agent in writing at least five Business Days prior to any such prepayment specifying the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall thereafter notify each Lender of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to decline such amount. Each such Lender may exercise such option to decline all of any prepayment of its Loans by giving written notice to the Administrative Agent by facsimile of its election to do so within two Business Days of receiving notification of such Waivable Mandatory Prepayment from the Administrative Agent (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option within two Business Days of receiving notification of such Waivable Mandatory Prepayment from the Administrative Agent shall be deemed to have elected, as of such date, to accept such prepayment and not to exercise such option to decline). The aggregate amount of the Waivable Mandatory Prepayment that would have been applied to prepay such Loans but was so declined shall be re-offered to those Lenders under this Agreement who have initially accepted such prepayment (such re-offer to be made to each such Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all such Lenders who have initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent by facsimile within one Business Day of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to such Loans pursuant to such re-offer but was so declined shall be retained by the Borrower to be used for any other purpose not prohibited by this Agreement. If all Lenders accept the Waivable Mandatory Prepayments, the prepayment amount will be applied first to ABR Loans to the full extent thereof and second to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.13. If any Lender refuses any Waivable Mandatory Prepayment, the prepayment amount shall be applied to the then outstanding Loans on a pro rata basis, regardless of Type. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06, by any amounts owing to the Lenders to the extent required by Section 2.10(g) and by any amounts owing to the Lenders to the extent required by Section 2.13.

(g) Prepayment Premium. Each prepayment pursuant to Section 2.10(a), (b), (c) or (d), any Net Proceeds Offer pursuant to Section 6.03, any Change of Control Offer pursuant to Section 6.06 and any repayment of the Loans on the Maturity Date (including if the Obligations are accelerated hereunder) shall be accompanied by a premium payable by Borrower equal to (i) if such prepayment or payment is made during the three month period following the Closing Date, 1.0% of the principal amount of the Loans so prepaid, (ii) if such prepayment is made after the three month anniversary of the Closing

Date but on or prior to the nine-month anniversary of the Closing Date, 0.5% of the principal amount of the Loans so prepaid, (iii) if such prepayment is made after the nine-month anniversary of the Closing Date but on or prior to the fifteen-month anniversary of the Closing Date, 1.0% of the principal amount of the Loans so prepaid, (iv) if such prepayment is made after the fifteen-month anniversary of the Closing Date but on or prior to the eighteen-month anniversary of the Closing Date, 2.0% of the principal amount of the Loans so prepaid, and (v) if such prepayment is made after the eighteen-month anniversary of the Closing Date, 3.0% of the principal amount of the Loans so prepaid; provided that the premium payable with respect to any Change of Control Offer shall not be less than 1%.

(h) Compliance with Senior Secured Credit Agreement. Notwithstanding anything herein to the contrary, (i) no prepayments of Loans shall be required or permitted pursuant to this Section 2.10 if such prepayment is prohibited by the Senior Secured Credit Agreement and (ii) no prepayments of Loans shall be required pursuant to Section 2.10(d) except to the extent of the amount of Net Cash Proceeds required to be applied toward such repayment remaining after the application of such Net Cash Proceeds to the prepayment of the loans under the Senior Secured Credit Agreement to the extent required thereunder (it being understood that amounts actually applied toward prepayment of the loans (accompanied in the case of revolving loans (including swingline loans) by a permanent reduction in commitments under the Senior Secured Credit Agreement) pursuant to the sections corresponding to Sections 2.10(f) or (g) in the Senior Secured Credit Agreement shall reduce the amount required to be applied toward prepayments hereunder).

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, premium or fees, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of or premium, if any, on the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by such Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premium, if any, and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) Sharing of Set-Off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to

Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of non-U.S. withholding taxes the completion, execution and submission of non-U.S. forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including any premium under Section 2.10(g));

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders (with references to the Companies being references thereto, upon consummation thereof, after giving effect to the Phase II Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. The Phase II Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been or will be duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. The Phase II Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect and (iii) routine filings required to be made in the ordinary course of business, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law applicable to any Company except where such violation could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property except for such consents and approvals that will be obtained on or before the Closing Date, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Financial Statements. Borrower has heretofore delivered to the Administrative Agent, to the extent available to the Borrower, the financial statements of the Phase II Acquired Businesses required to be delivered in accordance with paragraph (vii) of the definition of “Permitted Acquisition” contained in the Senior Secured Credit Agreement as of the Closing Date, in each case, certified by the chief financial officer of Borrower. Such financial statements and financial statements delivered pur-

suant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP and present fairly and accurately, in all material respects, the financial condition and results of operations and cash flows of Borrower and each Phase II Acquired Business, as the case may be, as of the dates and for the periods to which they relate and subject, in the case of unaudited financial statements, to normal year-end adjustments.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the Senior Secured Credit Agreement, the Senior Note Indenture and the Seller Subordinated Note Documents. Since December 31, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrower has heretofore delivered to the Lenders an unaudited pro forma consolidated balance sheet and related statements of income and cash flows for Borrower, as well as pro forma levels of Consolidated EBITDA (as defined in the Senior Secured Credit Agreement as in effect on the date hereof), in each case, in form and substance reasonably satisfactory to the Administrative Agent, for the last fiscal year covered by the audited financial statements of the Borrower and for the latest twelve-month period ended more than 30 days prior to the Closing Date, in each case after giving effect to the Phase II Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma items have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Phase II Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma revenue and pro forma Consolidated EBITDA of Borrower as of such date and for such periods, assuming that the Phase II Transactions had occurred at such dates.

(d) Forecasts. Borrower has heretofore delivered to the Administrative Agent forecasts of the financial performance of the Borrower and its Restricted Subsidiaries (x) for the period of fiscal year 2007 through and including fiscal year 2014 on an annual basis and (y) on a quarterly basis through fiscal year 2008, which, in each case, have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable.

SECTION 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially detract from the value of such property or materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) No Casualty Event. No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.

SECTION 3.06 Intellectual Property. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade se-

crets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Equity Interests and Subsidiaries. Schedule 3.07 sets forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of Borrower are owned directly by Holdings.

SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Phase II Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.09 accurately and completely lists all material agreements to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of the Loans on the Closing Date to (i) finance the consideration for the Phase II Acquisition of the Salty’s assets set forth in that certain Purchase and Sale Agreement dated as of June 1, 2007 by and between Borrower and the Seller Parties (as defined therein), (ii) repay in full the revolving loans under the Senior Secured Credit Agreement that Borrower drew on July 31, 2007 to the extent used to finance the consideration for the Phase II Acquisitions of Bayou Tank Services, Ltd. and Patriot Liquid Services, LP and (iii) pay fees, commissions and expenses in connection with the Phase II Acquisitions.

SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or the Confidential Information Memorandum contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Phase II Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Phase II Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Restricted Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Restricted Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Restricted Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Restricted Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next two years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v) To the best knowledge of each Loan Party, no person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18:

(i) No Company is obligated to perform any action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid and no Company has received notice of violation or cancellation thereof. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Reserved.

SECTION 3.21 Phase II Acquisitions. Schedule 3.21 lists (i) each exhibit, schedule, annex or other attachment to the Phase II Acquisition Documents for such Phase II Acquisition and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Phase II Acquisition Documents for such Phase II Acquisition or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with such Phase II Acquisitions or otherwise entered into, executed or delivered in connection with such Phase II Acquisitions. The Lenders have been furnished true, complete and fully executed copies of each Phase II Acquisition Document and all representations and warranties of each Company set forth in such Phase II Acquisition Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date. The Phase II Acquisitions of Bayou Tank Services, Ltd. and Patriot Liquid Services, LP were consummated on July 31, 2007, and the Phase II Acquisition of the Salty’s assets set forth in that certain Purchase and Sale Agreement dated as of June 1, 2007 by and between Borrower and the Seller Parties

Sale Agreement dated as of June 1, 2007 by and between Borrower and the Seller Parties (as defined therein) shall be consummated on the Closing Date.

SECTION 3.22 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Credit Extension. The obligation of each Lender to fund the Credit Extension requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent (i) an executed counterpart of this Agreement and (ii) if requested by any Lender, a Note substantially in the form of Exhibit G.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of a Responsible Officer of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii) such other documents as the Lenders or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the General Partner of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and such other matters as the Administrative Agent may reasonably request.

(d) Other Transactions, etc.

(i) The Lenders shall be reasonably satisfied with the ownership, legal, tax and management structure, capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies (after giving effect to the Phase II Transactions) and any material indemnities, employment and other arrangements entered into in connection with the Phase II Transactions.

(ii) The Administrative Agent and the Arrangers shall have reviewed, and be reasonably satisfied with, the final structure, terms and conditions of the Phase II Acquisition Documents with respect to the Phase II Acquisitions and each of the other Phase II Transactions. The Phase II Acquisitions shall have closed prior to the Closing Date or shall be consummated concurrently with the funding of the Loans and shall have been or shall be consummated in all material respects in accordance with the terms hereof and the terms of the Phase II Acquisition Documents, without the waiver or amendment of any such terms thereof not approved by the Administrative Agent and the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

(e) Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Holdings, Borrower, the Phase II Acquired Businesses and their respective Restricted Subsidiaries.

(f) Indebtedness and Minority Interests. As of the date hereof and after giving effect to the transactions contemplated hereby, no Company shall have outstanding any Indebtedness, preferred stock or minority interests other than (i) the Loans hereunder, (ii) the Seller Subordinated Notes, (iii) the loans and other credit extensions under the Senior Secured Credit Agreement, (iv) the Indebtedness permitted under Section 6.01, (v) the Senior Notes and (vi) Indebtedness owed to Borrower or any Guarantor.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers and the Lenders, a favorable written opinion of (i) Vinson & Elkins L.L.P., special counsel for the Loan Parties, (ii) each local counsel listed on Schedule 4.01(g) and (iii) Douglas E. Stewart, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering the matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit H, dated the Closing Date and signed by the chief financial officer of the General Partner of the Borrower.

(i) Requirements of Law. The Lenders shall be satisfied that Holdings, its Subsidiaries and the Phase II Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents. As of the Closing Date, the Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented or shall approve or consent to the Phase II Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Phase II Transactions or the other transactions contemplated hereby.

(k) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings, Borrower and the Subsidiaries to fully and timely perform their respective obligations under the Phase II Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Phase II Transactions.

(l) Sources and Uses. The sources and uses of the Loan and the assumptions relating thereto shall be as set forth in Section 3.12.

(m) Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Latham & Watkins LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(n) Reserved.

(o) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04.

(p) Corporate Proceedings. All corporate proceedings taken in connection with the execution and delivery of this Agreement and all other agreements, documents and instruments executed and/or delivered pursuant hereto, and all legal matters incident hereto, shall be reasonably satisfactory to the Administrative Agent.

(q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regula-

tions, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 10.13.

(r) Closing Date. The Closing Date shall not be later than August 1, 2007.

(s) No Prior Financing. Prior to the Credit Extension hereunder, Borrower shall not have received any proceeds from any sources of equity or debt financing (not including the loans under the Senior Secured Credit Agreement) for the purpose of funding the Phase II Acquisitions.

(t) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(u) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(v) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.01(u) and (v) have been satisfied. Borrower shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.01(u) and (v) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent who will deliver to each Lender:

(a) Annual Reports. Within 90 days after the end of each fiscal year, (i) a management report setting forth a narrative report and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for such period, (ii) audited financial statements prepared in accordance with GAAP, substantially of the type that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Borrower had been a reporting company under the Exchange Act (including, with respect to annual statements only, an auditor’s report), (iii) a presentation of pro forma EBITDA of the Borrower and its Subsidiaries generally consistent with the presentation thereof made by the Borrower to the Borrower’s lenders under the Senior Secured Credit Agreement, and

(iv) a certificate from a Financial Officer of the Borrower (x) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.16; and

(b) Quarterly Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending September 30, 2007, (i) a management report setting forth a narrative report and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) unaudited quarterly financial statements prepared in accordance with GAAP, substantially of the type that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Borrower had been a reporting company under the Exchange Act, (iii) a presentation of pro forma EBITDA of the Borrower and its Subsidiaries generally consistent with the presentation thereof made by the Borrower to the Borrower’s lenders under the Senior Secured Credit Agreement, and (iv) a certificate from a Financial Officer of the Borrower (x) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.16; and

(c) Public Reports. Within 10 Business Days after the time periods specified by the Securities and Exchange Commission’s rules and regulations, information substantively of the type that would be required to be filed with the Securities and Exchange Commission on Form 8-K (if the Borrower were required to file such reports) under the following items of Form 8-K: Item 1.03 (Bankruptcy or Receivership); Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), to the extent relating to an off-balance sheet transaction; Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement) with respect to any off-balance sheet transaction and any agreement the default under which would constitute an Event of Default under this Agreement if accelerated; Item 2.05 (Costs Associated with Exit or Disposal Activities); Item 2.06 (Material Impairments); Item 4.01 (Changes in Registrant’s Certifying Accountant); Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review); Item 5.01 (Changes in Control of Registrant) and Item 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers); and

(d) Information Regarding Acquired Businesses. Historical financial information and analysis, as and to the extent provided by the Borrower to the lenders under the Senior Secured Credit Agreement, in respect of any business acquired by the Borrower or any Restricted Subsidiary for consideration in excess of 15% of the Borrower’s Consolidated Tangible Assets.

(e) Unrestricted Subsidiaries. At any time that any of the Borrower’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial statements required by Sections 5.01(a) and (b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the narrative report and management’s discussion and analysis or other comparable section, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(f) Parent Company Information. In the event that any direct or indirect parent company of the Borrower is or becomes a Guarantor at the time of or following an initial public offering of such parent company, the Borrower shall be permitted to satisfy its obligations under this Section 5.01 with respect to financial information relating to the Borrower (including the information in Section 5.01(a)(ii) and (iii) and Section 5.01(b)(ii) and (iii)) by furnishing financial information relating to such parent company; provided, however, that the same is accompanied by consolidating information that ex-

plains in reasonable detail the differences between the information relating to such parent company and any of its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries, on a standalone basis, on the other hand.

(g) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, reports to shareholders of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following:

(a) Promptly, and in any event within three Business Days of the occurrence of any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) Promptly, and in any event within ten Business Days of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) Promptly, and in any event within ten Business Days of any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and

(d) Promptly, and in any event within ten Business Days of the occurrence of a Casualty Event.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 or Section 6.13 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its material obligations under all Leases and Seller Subordinated Note Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.03 or Section 6.13; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including insurance against risks as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and as are available on a commercially reasonable basis); provided that with respect to physical hazard insurance, neither the Administrative Agent nor the applicable Company shall agree to the adjustment of any claim thereunder in excess of $5.0 million without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

(b) Broker’s Report. Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c) Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b) Within 150 days after the end of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If an Event of Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Event of Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Event of Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 Additional Guarantors. If (a) the Borrower or any Domestic Restricted Subsidiary shall acquire or create another Domestic Restricted Subsidiary, or (b) any

Unrestricted Subsidiary is Redesignated a Domestic Restricted Subsidiary, then the Borrower shall promptly (and in any event within 30 days after such person becomes or is Redesignated as a Domestic Restricted Subsidiary) cause such Restricted Subsidiary to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor. Notwithstanding the foregoing, no Foreign Restricted Subsidiary shall be required to executed a Joinder Agreement.

SECTION 5.11 Key-Man Life Insurance. Maintain, with an insurance company acceptable to the Administrative Agent, key-man life insurance with respect to (a) Craig Johnson (or any individual who may replace Craig Johnson in the capacity of Chief Executive Officer or President of the Borrower) and (b) David Schorlemer (or any individual who may replace David Schorlemer in the capacity of Chief Financial Officer of the Borrower) in the amount no less than the amount of such policies as of March 1, 2006, which policies shall be satisfactory to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01 Limitations on Additional Indebtedness and Preferred Stock.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness and shall not permit any Restricted Subsidiary to issue Preferred Stock; provided that the Borrower or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness) and any Guarantor may issue Preferred Stock in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(i) Indebtedness of the Borrower and any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding incurred pursuant to this clause (i) not to exceed the greater of (a) $200.0 million minus, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with Section 6.03 and (b) $125.0 million plus 30% of the Borrower’s Consolidated Tangible Assets;

(ii) Indebtedness under the Senior Notes and the guarantees thereof;

(iii) Indebtedness of the Borrower and the Restricted Subsidiaries to the extent outstanding on the Closing Date (other than Indebtedness referred to in Section 6.01(b)(i), (ii) or (v));

(iv) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 6.01, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(v) Indebtedness of the Borrower owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (v);

(vi) Indebtedness in respect of (A) self-insurance obligations or completion, bid, performance, appeal or surety bonds issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such self-insurance, completion, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (B) obligations represented by letters of credit for the account of the Borrower or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(vii) Purchase Money Indebtedness incurred by the Borrower or any Restricted Subsidiary after the Closing Date, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (A) $10.0 million or (B) 3.0% of the Borrower’s Consolidated Tangible Assets;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(ix) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or Section 6.01(b)(ii) or (iii) above or this Section 6.01(b)(x);

(xi) indemnification, adjustment of purchase price, earn-out or similar obligations (including without limitation any Earn Out Obligations), in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (A) any amount of such obligations included on the face of the balance sheet of the Borrower or any Restricted Subsidiary shall not be permitted under this Section 6.01(b)(xi) and (B) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this Section 6.01(b)(xi) shall at no time exceed the gross proceeds actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(xii) Contingent Obligations of the Borrower and the Guarantors in respect of Indebtedness otherwise permitted under this Section 6.01;

(xiii) Indebtedness incurred to fund a trust account held by The Bank of New York Trust Company, N.A., as indenture trustee under the Senior Note Indenture, for the satisfaction and discharge or defeasance of the Senior Notes, the guarantees thereof and the Senior Note Indenture in accordance with the Senior Note Indenture;

(xiv) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed 10% of the aggregate Consolidated Tangible Assets of all Foreign Restricted Subsidiaries;

(xv) the Obligations; and

(xvi) additional Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $25.0 million at any time outstanding.

(c) For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in Section 6.01(b)(i) through Section 6.01(b)(xv) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Borrower shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on June 12, 2007 shall be deemed to have been incurred under Section 6.01(b)(i) above, and may later reclassify any item of Indebtedness described in Section 6.01(b)(i) through Section 6.01(b)(xv) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 6.01, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

SECTION 6.02 Limitations on Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(i) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(ii) the Borrower is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception; or

(iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Closing Date (other than Restricted Payments made pursuant to Section 6.02(b)(ii), (iii), (iv)(B), (v), (vii), (ix) or (x)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter during which the Senior Notes were issued to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(B) 100% of (1) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Borrower), (y) Equity Interests of a Person (other than the Borrower or an Affiliate of the Borrower) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by the Borrower since the date of issuance of the Senior Notes as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests of the Borrower or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Qualified Equity Interests (other than Equity Interests or debt securities sold to a Subsidiary of the Borrower), and (2) the aggregate net cash proceeds, if any, received by the Borrower or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (1) above, plus

(C) 100% of (1) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Borrower or any Restricted Subsidiary is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) after the date of issuance of the Senior Notes of any such Indebtedness into or for Qualified Equity Interests of the Borrower and (2) the aggregate net cash proceeds, if any, received by the Borrower or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (1) above, plus

(D) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the date of issuance of the Senior Notes, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(E) any dividends received by the Borrower or a Guarantor after the date of issuance of the Senior Notes from an Unrestricted Subsidiary to the extent that such dividends were not otherwise included in Consolidated Net Income of the Borrower for such period, plus

(F) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Borrower’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) Notwithstanding the foregoing, the provisions set forth in Section 6.02(a) will not prohibit:

(i) the payment of (a) any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Agreement or (b) any dividend or similar distribution by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(ii) the redemption or acquisition of any Equity Interests of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary (A) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (B) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 6.01 and the other terms of this Agreement or (C) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Borrower shall have complied with Section 6.06 and Section 6.03 and repaid all Loans as required hereunder and purchased all Pari Passu Indebtedness validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(iv) payments to Holdings to permit Holdings to effect the redemption, repurchase or other acquisition or retirement for value of Equity Interests of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $2.5 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Equity Interests of Holdings or its Affiliates to officers, directors or employees of the Borrower and its Subsidiaries that have not been applied to the payment of Restricted Payments pursuant to this clause (iv), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (iv);

(v) (A) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof and (B) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights;

(vi) dividends on Preferred Stock or Disqualified Equity Interests issued in compliance with Section 6.01 to the extent such dividends are included in the definition of Consolidated Interest Expense;

(vii) the payment of cash in lieu of fractional Equity Interests;

(viii) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 6.13;

(ix) so long as the Borrower is treated for U.S. federal tax purposes as a disregarded entity or partnership, Permitted Tax Distributions to Holdings;

(x) to the extent actually used by Holdings to pay such taxes, costs and expenses, (A) payments by the Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by the Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings; or

(xi) payment of other Restricted Payments from time to time in an aggregate amount not to exceed $10.0 million in any fiscal year;

provided that (A) in the case of any Restricted Payment pursuant to clauses (iii), (iv), (vi), (x) or (xi) of this Section 6.02(b), no Default shall have occurred and be continuing or occur as a consequence thereof and (B) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (ii), (iii) or (iv)(B) above shall increase the Restricted Payments Basket. For the avoidance of doubt, payments by the Borrower to Oilfield Holdings to be paid to Carlyle/Riverstone Energy Partners

II, L.P. or its Affiliates pursuant to Section 7.9 of the Oilfield Holdings Partnership Agreement in effect as of the Closing Date and to be paid to partners of Oilfield Holdings pursuant to Section 6.3 of the Oilfield Holdings Partnership Agreement in effect as of the Closing Date shall not be considered Restricted Payments.

SECTION 6.03 Limitations on Asset Sales.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(ii) at least 75% of the total consideration received by the Borrower and its Restricted Subsidiaries in such Asset Sale and in all other Asset Sales since the Issue Date consists of cash or Cash Equivalents.

For purposes of Section 6.03(a)(ii), the following shall be deemed to be cash:

(1) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Borrower or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to (i) a written novation agreement that releases the Borrower or such Restricted Subsidiary from further liability therefor or (ii) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Borrower or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability,

(2) the amount of any obligations received from such transferee that are within 30 days after such Asset Sale converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash actually so received), and

(3) the Fair Market Value of (i) any assets (other than securities) received by the Borrower or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Borrower or (iii) a combination of (i) and (ii).

(b) If at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 6.03.

(c) Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in Section 6.03(a)(i) and (a)(ii).

(d) If the Borrower or any Restricted Subsidiary engages in an Asset Sale, the Borrower or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof,

apply all or any of the Net Available Proceeds therefrom, including without limitation proceeds directly or indirectly resulting from casualty and condemnation, to:

(i) satisfy all mandatory repayment obligations under the Credit Facilities arising by reason of such Asset Sale, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(ii) repay any Indebtedness that was secured by the assets sold in such Asset Sale; and/or

(iii) (A) make any capital expenditure or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities and current assets) to be used by the Borrower or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

(e) The amount of Net Available Proceeds not applied or invested as provided in the preceding clause (d) shall constitute “Excess Proceeds.”

(f) When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Borrower shall be required to make an offer to repay the Loans and, if applicable, purchase or redeem (or make an offer to do so) any Pari Passu Indebtedness of the Borrower the provisions of which require the Borrower to purchase or redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Loans and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(i) the Borrower will (A) make an offer to repay the Loans (a “Net Proceeds Offer”) to all Lenders in accordance with the procedures set forth in this Agreement, and (B) purchase or redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Loans and such other Indebtedness required to be purchased or redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii) the offer price for the Loans will be payable in cash in an amount equal to 100% of the principal amount of the Loans tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated, plus the applicable premium set forth in Section 2.10(g) (the “Offered Price”), in accordance with the procedures set forth in this Agreement, and the purchase or redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(iii) if the aggregate Offered Price of Loans validly tendered and not withdrawn by the Lenders exceeds the pro rata portion of the Payment Amount allocable to the Loans, Loans to be purchased will be selected on a pro rata basis; and

(iv) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(g) To the extent that the sum of the aggregate Offered Price of Loans tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a

“Net Proceeds Deficiency”), the Borrower may use the Net Proceeds Deficiency, or a portion thereof, for any purposes not otherwise prohibited by the provisions of this Agreement.

(h) Notwithstanding the foregoing, (i) the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 6.06 and/or the provisions of Section 6.13 and not by the provisions of this Section 6.03, and (ii) the Restructuring shall be permitted under this Section 6.03.

The Borrower shall comply with applicable applicable laws and regulations in connection with the repayment of Loans pursuant to a Net Proceeds Offer. To the extent that the provisions of any laws or regulations conflict with this Section 6.03, the Borrower shall comply with the applicable laws and regulations and will not be deemed to have breached its obligations under this Section 6.03 by virtue of this compliance.

SECTION 6.04 Limitations on Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Borrower or that Restricted Subsidiary from a Person that is not an Affiliate of the Borrower or that Restricted Subsidiary; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the disinterested members of the Board of Directors of the Borrower approving such Affiliate Transaction; and

(B) with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the certificates described in the preceding clause (A) and a written opinion as to the fairness of such Affiliate Transaction to the Borrower or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The foregoing restrictions shall not apply to:

(i) transactions exclusively between or among (A) the Borrower and one or more Restricted Subsidiaries or (B) Restricted Subsidiaries;

(ii) reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification arrangements, in each case, as determined in good faith by the Borrower’s Board of Directors or senior management;

(iii) any Permitted Investments;

(iv) any Restricted Payments which do not violate Section 6.02;

(v) (A) any agreement in effect on the Closing Date, as in effect on the Closing Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Lenders or the Borrower in any material respect than such agreement as it was in effect on the Closing Date or (B) any transaction pursuant to any agreement referred to in the immediately preceding clause (A);

(vi) any transaction with a Person (other than an Unrestricted Subsidiary of the Borrower) which would constitute an Affiliate of the Borrower solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(vii) (A) any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests or (B) proceeds from the issuance or sale of any Qualified Equity Interests or contributions to the capital of the Borrower; and

(viii) the Restructuring.

SECTION 6.05 Limitations on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) of any nature whatsoever against any assets of the Borrower or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, unless contemporaneously therewith:

(a) in the case of any Lien securing any Indebtedness that ranks pari passu with the Obligations, effective provision is made to secure the Obligations, as the case may be, at least equally and ratably with or prior to such Indebtedness with a Lien on the same collateral; and

(b) in the case of any Lien securing Subordinated Indebtedness, effective provision is made to secure the Obligations, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such Subordinated Indebtedness, in each case, for so long as such Indebtedness is secured by such Lien.

SECTION 6.06 Change of Control.

(a) Upon the occurrence of any Change of Control, each Lender will have the right to require that the Borrower offer to repay (the “Change of Control Offer”) all or any portion (equal to $5.0 million or any integral multiple of $1.0 million in excess thereof) of that Lender’s Loans for a cash price (the “Change of Control Purchase Price”) equal to the principal amount of the Loans to be repaid, plus accrued and unpaid interest thereon, if any, to the date of repayment, plus the applicable premium set forth in Section 2.10(g), subject to the right of Lenders to receive interest due on an Interest Payment Date that is on or prior to the purchase date.

(b) Within 30 days following any Change of Control, the Borrower must send by first-class mail, a notice to each Lender, with a copy to the Administrative Agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 6.06 and that all Loans tendered shall be accepted for payment;

(ii) the Change of Control Purchase Price and the purchase date (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”));

(iii) that any Loan not tendered shall continue to accrue interest;

(iv) that, unless the Borrower defaults in the payment of the Change of Control Purchase Price, any Loans accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v) that such Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law and that Lenders accepting the offer to have their Loans repaid pursuant to a Change of Control Offer shall be required to surrender their Notes, if any, to the Administrative Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Lenders shall be entitled to withdraw their acceptance if the Administrative Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans requested to be repaid, and a statement that such Lender is withdrawing his election to have such Loans repaid;

(vii) that Lenders whose Loans are being repaid only in part shall be issued new Notes upon request equal in principal amount to the portion of the Loans not repaid;

(viii) any other procedures that a Lender must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(ix) the name and address of the Administrative Agent.

(c) The Borrower shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) On the Change of Control Payment Date, the Borrower shall, to the extent lawful, (i) accept for payment all Loans properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Administrative Agent an amount equal to the Change of Control Purchase Price in respect of all Loans properly tendered, and (iii) deliver or cause to be delivered to the Administrative Agent an Officers’ Certificate stating the aggregate principal amount of Loans being repaid by the Borrower.

(e) The Administrative Agent shall as promptly as practicable mail to each Lender the Change of Control Purchase Price for the Loans of such Lender properly tendered for repayment.

(f) The Borrower shall comply with all laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any laws or regulations conflict with the provisions of this Section 6.06, the Borrower shall comply with the applicable laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 6.06 by virtue thereof.

(g) The provisions of this Section 6.06 that require the Borrower to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Agreement are applicable to the transaction giving rise to the Change of Control.

(h) The Borrower’s obligation to make a Change of Control Offer shall be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and repays all Loans properly tendered and not withdrawn under such Change of Control Offer.

(i) Notwithstanding anything to the contrary in this Agreement, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 6.07 Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Borrower or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Borrower or any other Restricted Subsidiary;

except for:

(i) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(ii) encumbrances or restrictions existing under this Agreement;

(iii) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(iv) encumbrances or restrictions existing under agreements existing on the date of this Agreement (including, without limitation, the Credit Facilities and the Senior Note Indenture) as in effect on that date;

(v) restrictions relating to any Lien permitted under this Agreement imposed by the holder of such Lien;

(vi) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Agreement, to any Person pending the closing of such sale;

(vii) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person; or the assets of any Person, other than the Person or the assets of the Person so acquired;

(viii) any other agreement governing Indebtedness entered into after the Closing Date that contains encumbrances and restrictions that, taken as a whole, are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date (including this Agreement, the Senior Secured Credit Agreement and the Senior Note Indenture);

(ix) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(x) Purchase Money Indebtedness incurred in compliance with Section 6.01 that imposes restrictions of the nature described in clause (iii) above on the assets acquired;

(xi) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(xii) any instrument relating to any assets acquired after the Closing Date, so long as any encumbrance or restriction imposed thereby relates only to the assets so acquired and was not created in anticipation of such acquisitions;

(xiii) any encumbrance or restriction applicable only to a Foreign Restricted Subsidiary; and

(xiv) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.08 Limitations on Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Borrower or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) The Borrower or such Restricted Subsidiary could have (i) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to Section 6.01 hereof and (ii) incurred a Lien to secure such Indebtedness without equally and ratably securing the Obligations pursuant to Section 6.05 hereof;

(b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(c) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Borrower or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, Section 6.03.

SECTION 6.09 Conduct of Business. The Borrower shall engage, and shall cause its Restricted Subsidiaries to engage, only in businesses that, when considered together as a single enterprise, are primarily the Permitted Business.

SECTION 6.10 Limitations on Designation of Unrestricted Subsidiaries.

(a) The Borrower may designate any Subsidiary (other than Finance Corp., but including any newly formed or newly acquired Subsidiary) of the Borrower as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii) the Borrower would be permitted to make, at the time of such Designation, (A) a Permitted Investment or (B) an Investment pursuant to Section 6.02(a) in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary on such date.

(b) No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Borrower or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(iii) is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Borrower or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Borrower or any Restricted Subsidiary.

(c) If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 6.01 or the Lien is not permitted under Section 6.05, the Borrower shall be in default of the applicable Section.

(d) The Borrower may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Agreement.

(e) All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Borrower, delivered to the Administrative Agent certifying compliance with the foregoing provisions.

SECTION 6.11 Limitations on Layering Indebtedness.

(a) The Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Borrower or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of the Borrower or such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Borrower or such Guarantor, as the case may be.

(b) For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor solely by virtue of being unsecured or secured by a Permitted Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 6.12 Restrictions on Activities of Finance Corp. Finance Corp. may not hold any material properties, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to Borrower or any Wholly Owned Subsidiary (that is also a Domestic Restricted Subsidiary) of Borrower, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Senior Notes and any other Indebtedness that is permitted to be incurred by Borrower under the Loan Documents; provided that the net proceeds of such Indebtedness are retained by Borrower or loaned to or contributed as capital to one or more Domestic Restricted Subsidiaries other than Finance Corp. and (3) activities incidental thereto. Neither Borrower nor any Restricted Subsidiary shall engage in any transactions with Finance Corp. in violation of the immediately preceding sentence.

SECTION 6.13 Limitations on Mergers, Consolidations, Etc.

(a) The Borrower shall not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Borrower or the Borrower and the Restricted Subsidiaries (taken as a whole) or adopt a Plan of Liquidation unless:

(i) either:

(A) the Borrower shall be the surviving or continuing Person; or

(B) the Person (if other than the Borrower) formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent, all of the Obligations of the Borrower under the Loan Documents;

(ii) immediately after giving effect to such transaction and the assumption of the obligations as set forth in Section 6.13(a)(i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(iii) immediately after giving effect to such transaction and the assumption of the obligations as set forth in Section 6.13(a)(i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Borrower or the Successor, as the case may be,

(A) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception; or

(B) would have a Consolidated Interest Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, greater than the Consolidated Interest Coverage Ratio of the Borrower immediately prior to such transaction; and

(C) an Opinion of Counsel has been delivered to the Administrative Agent stating that such transaction complies with the foregoing provisions.

(b) For purposes of this Section 6.13, any Indebtedness of the Successor which was not Indebtedness of the Borrower immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(c) Except as provided in Section 7.09, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i) either:

(A) such Guarantor shall be the surviving or continuing Person; or

(B) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Agreement;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) an Opinion of Counsel has been delivered to the Administrative Agent stating that such transaction complies with the foregoing provisions.

(d) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Borrower, will be deemed to be the transfer of all or substantially all of the assets of the Borrower.

(e) Upon any consolidation or merger of the Borrower or a Guarantor, or any transfer of all or substantially all of the assets of the Borrower or the Borrower and its Restricted Subsidiaries (taken as a whole) in accordance with this Section 6.13, in which the Borrower or such Guarantor is not the continuing obligor under the Loan Documents, the surviving entity formed by such consolidation or into which the Borrower or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Guarantor under this Agreement and the other Loan Documents with the same effect as if such surviving entity had been named herein and therein as the Borrower or such Guarantor and, except in the case of a lease, the Borrower or such Guarantor, as the case may be, shall be released from its Obligations under the Loan Documents.

(f) Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Borrower or another Guarantor and (ii) this Section 6.13 will not apply to the Restructuring or a merger of the Borrower or any Restricted Subsidiary of the Borrower with an Affiliate of the Borrower solely for the purpose of reorganizing the Borrower or such Restricted Subsidiary in another jurisdiction or converting the Borrower into a corporation.

SECTION 6.14 Anti-Terrorism Law; Anti-Money Laundering.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.14).

(b) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.15 Embargoed Person. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

SECTION 6.16 Total Leverage Ratio. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit the Total Leverage Ratio, as of the last day of any Four-Quarter Period in effect during any period in the table below, to exceed the ratio set forth opposite such period in the table below:

Four-Quarter Period	Total Leverage Ratio
Closing Date - September 30, 2008	5.25 to 1.0
October 1, 2008 and thereafter	4.25 to 1.0

SECTION 6.17 Seller Subordinated Notes and Annual Monitoring Fee. The Borrower shall not, and shall not permit Oilfield Holdings or any of Borrower’s Restricted Subsidiaries to:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption of any Seller Subordinated Notes except to the extent that no Default or Event of Default has occurred and is continuing or would arise as a result of such payment and only with the net cash proceeds of (A) any issuance of Equity Interests or (B) any incurrence of Subordinated Indebtedness.

(b) pay the Annual Monitoring Fees during any period while a Default or an Event of Default has occurred and is continuing or would arise as a result of such payment (provided however that if and to the extent that any such Annual Monitoring Fees have not been paid as a result of any such Default or Event of Default, such Annual Monitoring Fees shall accrue and may be paid upon the cure of such Default or Event of Default).

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Agent and Lender and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Agents and the Lenders by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Agent or Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower, the Agents and the Lenders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Agents or the Lenders, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Agents, the Lenders or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Agents, the Lenders and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(b)(v) shall be subordinated to such Loan Party’s Obligations.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any ap-

plicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof).

SECTION 7.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Each of the following is an “Event of Default”:

(a) failure to pay interest on any of the Loans when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) failure to pay the principal or premium on any of the Loans, when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(c) failure by the Borrower to comply with any of its agreements or covenants contained in Section 6.06, Section 6.13 or Section 6.16;

(d) failure by the Borrower to comply with any of its agreements described in Section 5.01 and continuance of this failure for 90 days after notice of the failure has been given to the Borrower by the Administrative Agent or by the Required Lenders;

(e) failure by the Borrower to comply with any other agreement or covenant in this Agreement and continuance of this failure for 60 days after notice of the failure has been given to the Borrower by the Administrative Agent or by the Required Lenders;

(f) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness for borrowed money by the Borrower or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Closing Date, which default: (i) is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period in respect of such Indebtedness at the time of such default or (ii) results in the acceleration of such Indebtedness prior to its express final maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Borrower or such Restricted Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (i) or (ii) has occurred and is continuing, aggregates $20.0 million or more;

(g) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $20.0 million shall be rendered against the Borrower, any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(h) the Borrower or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors,

(v) generally is not able to pay its debts as they become due, or

(vi) takes any corporate action to authorize or effect any of the foregoing;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any of its Significant Subsidiaries in an involuntary case,

(ii) appoints a Custodian of the Borrower or any of its Significant Subsidiaries for all or substantially all of the property of the Borrower or any of its Significant Subsidiaries, or

(iii) orders the liquidation of the Borrower or any of its Significant Subsidiaries; and

(j) any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of this Agreement) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of this Agreement).

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

SECTION 8.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 8.01(h) or (i) with respect to the Borrower) shall have occurred and be continuing under this Agreement, the Administrative Agent, by written notice to the Borrower, or the Required Lenders by written notice to the Borrower and the Administrative Agent, may declare (an “acceleration declaration”) all Obligations to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Loans shall become due and payable (1) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (2) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five Business Days after the representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Required Lenders may, rescind and annul such acceleration if

(a) the rescission would not conflict with any judgment or decree;

(b) all Events of Default, other than nonpayment of principal or interest that has become due solely because of the acceleration, have been cured or waived;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d) the Borrower has paid all sums paid or advanced by the Administrative Agent hereunder and its reasonable compensation and reimbursed the Administrative Agent for its expenses, disbursements and advances and those of its agents and counsel; and

(e) in the event of the cure or waiver of an Event of Default of the type described in Section 8.01(h) or (i) above, the Administrative Agent shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto. If an Event of Default specified in Section 8.01(h) or (i) occurs with respect to the Borrower and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Loans shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lender.

SECTION 8.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Loans or to enforce the performance of any provision of the Loan Documents and may take any necessary action requested of it as Administrative Agent to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

(b) The Administrative Agent may maintain a proceeding even if it is not a Lender. A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 8.04 Waiver of Past Defaults and Events of Default. The Required Lenders by notice to the Administrative Agent may waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Loans (including in connection with an offer to repay); provided, however, that, as provided in Section 8.02 hereof, the Required Lenders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 8.05 Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Administrative Agent or exercising any trust or power conferred on it, provided the Administrative Agent receives such indemnity or security satisfactory to it in connection therewith. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 8.06 Rights of Lenders To Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of principal of, premium, if any, or accrued interest on any Loan held by such Lender on or after the Maturity Date (including in connection with a Net Proceeds Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Lender.

SECTION 8.07 Priorities. Any money collected by the Administrative Agent pursuant to this Article and any other money or property distributable in respect of the Loan Parties’ Obligations under the Loan Documents after an Event of Default shall be applied in the following order:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such collection or other realization including compensation to the Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the Lenders in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01 Appointment and Authority

(a) Each of the Lenders hereby irrevocably appoints Credit Suisse, Cayman Islands Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Upon consultation with Borrower, the Administrative Agent shall have the right to appoint and grant titles to additional “Agents” and “Co-Agents.” Following such appointment, the provisions of this Agreement shall apply to such Agent or Co-Agent as if such Agent or Co-Agent were an “Agent” as referred to herein.

SECTION 9.02 Rights as a Lender. Each person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered here-

under or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Bor-

rower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the joint bookmanagers, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof, or any “Agents” or “Co-Agents” named in accordance with Section 9.01(b), shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to any Loan Party, to Borrower at:

Stallion Oilfield Services Ltd.

410 Roberts

P.O. Box 1486

Houston, Texas 77003

Attention: David Schorlemer

Telecopier No.: (832) 550-2296

(ii)	if to the Administrative Agent, to it at:

Credit Suisse

Eleven Madison Avenue

New York, New York 10010

Attention: Agency Group

Telecopier No.: (212) 325-8304

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any premium or Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest or fees payable hereunder, or (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c));

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;

(viii) change any provision of this Section 10.02(b), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional tranches of Loans consented to by the Required Lenders);

(ix) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent; or

(x) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) may not be effected without the written consent of the Arrangers.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses and the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other in-

formation transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million (it being understood and agreed that simultaneous assignments to or by two or more Related Funds shall be treated as one assignment for purposes of calculating such minimum threshold), unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Docu-

ment to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Law and Rules.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STALLION OILFIELD SERVICES LTD., a Texas limited partnership

By:	Stallion Interests, LLC, its general partner

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION OILFIELD HOLDINGS, LTD., a Texas limited partnership

By:	Stallion Oilfield Holdings GP, LLC, its general partner

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION INTERESTS, LLC, a Texas limited liability company

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION ACQUISITION, LLC, a Texas limited liability company

By:	Stallion Oilfield Services Ltd., its sole member
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

Senior Unsecured Bridge Credit Agreement

STALLION ROCKIES LTD., a Texas limited partnership

By:	Stallion Acquisition, LLC, its general partner
By:	Stallion Oilfield Services Ltd., the sole member of Stallion Acquisition, LLC
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION SOLIDS CONTROL, INC., a Texas corporation

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

BLR CONSTRUCTION COMPANIES, L.L.C., a Louisiana limited liability company

By:	Stallion Oilfield Services Ltd., its sole member
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION HEAVY HAULERS, LP, a Texas limited partnership

By:	Stallion Acquisition, LLC, its general partner
By:	Stallion Oilfield Services Ltd., the sole member of Stallion Acquisition, LLC
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

ABBEVILLE OFFSHORE QUARTERS, INC., a Louisiana corporation

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

Senior Unsecured Bridge Credit Agreement

CENTRAL INDUSTRIES, INC., a Louisiana corporation

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION PRODUCTION SERVICES, LP, a Texas limited partnership

By:	Stallion Acquisition, LLC, the general partner of Stallion Production Services, LP
By:	Stallion Oilfield Services Ltd., the sole member of Stallion Acquisition, LLC
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

STALLION PRODUCTION, LLC, a Texas limited liability company

By:	Stallion Production Services, LP, the sole member of Stallion Production, LLC
By:	Stallion Acquisition, LLC, the general partner of Stallion Production Services, LP
By:	Stallion Oilfield Services Ltd., the sole member of Stallion Acquisition, LLC
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

Senior Unsecured Bridge Credit Agreement

SALTY’S DISPOSAL WELLS, LP, a Texas limited partnership

By:	Stallion Production, LLC, the general partner of Salty’s Disposal Wells, LP
By:	Stallion Production Services, LP, the sole member of Stallion Production, LLC
By:	Stallion Acquisition, LLC, the general partner of Stallion Production Services, LP
By:	Stallion Oilfield Services Ltd., the sole member of Stallion Acquisition, LLC
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

SALTY’S FABRICATORS, LP, a Texas limited partnership

By:	Stallion Production, LLC, the general partner of Salty’s Fabricators, LP
By:	Stallion Production Services, LP, the sole member of Stallion Production, LLC
By:	Stallion Acquisition, LLC, the general partner of Stallion Production Services, LP
By:	Stallion Oilfield Services Ltd., the sole member of Stallion Acquisition, LLC
By:	Stallion Interests, LLC, the general partner of Stallion Oilfield Services Ltd.

By:	/s/ David Schorlemer
	Name:	David Schorlemer
	Title:	Vice President

Senior Unsecured Bridge Credit Agreement

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger and Joint Bookmanager

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent and as Lender

By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By:	/s/ Laurence Lapeyre
Name: Laurence Lapeyre
Title: Associate

Senior Unsecured Bridge Credit Agreement

UBS SECURITIES LLC,
as Joint Lead Arranger, Joint Bookmanager and Syndication Agent

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, US

By:	/s/ David B. Julie
Name: David B. Julie
Title: Associate Director, Banking Products Services, US

Senior Unsecured Bridge Credit Agreement

Annex A

Commitments

Lender	Commitment as of Closing Date
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$250,000,000